Exhibit 10.17.5

SECOND AMENDMENT TO THE

PHILLIPS PETROLEUM COMPANY GRANTOR TRUST AGREEMENT

WHEREAS, Phillips Petroleum Company (the “Company”) and Wachovia Bank, N.A. (the “Trustee”) entered into the Phillips Petroleum Company Grantor Trust Agreement dated June 1, 1998 and amended on May 3, 1999 (“the Trust”); and

WHEREAS, the Company wishes to amend the Trust; and

WHEREAS, the Company has the right to amend the Trust.

NOW, THEREFORE, the Company amends the Trust as follows:

In the RECITALS, paragraph (i) shall be replaced in its entirety with :

(i)	WHEREAS , subject to the claims of the creditors of the Company or its Participating Subsidiaries, as defined herein, in the event of the Insolvency (as herein defined) of the Company or its subsidiaries who employ Participants, the Company hereby contributes to the Trust assets that should be held therein until paid to Participants and their Beneficiaries in such manner and at such times as specified in the Arrangements and in this Trust Agreement;

Section 1(f) shall be replaced in its entirety with:

(f)	The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in the Trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Prior to a Change of Control, neither the Trustee nor any Participant or Beneficiary shall have any right to compel additional deposits.

Section 15(a) shall be replaced in its entirety with:

(a)	Change of Control shall mean:

(i)

                The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 as amended (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of twenty percent (20%) or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 15(a); or

(ii)

                Individuals who, as of January 12, 1998, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to January 12, 1998, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

                Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transactions owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(iv)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this Section 15(a), the Incumbent Board, by a majority vote, shall have the power to determine on the basis of information known to them (a) the number of shares beneficially owned by any person, entity or group; (b) whether there exists an agreement, arrangement or understanding with another as to matters referred to in this Section 15(a); and (c) such other matters with respect to which a determination is necessary under this Section 15(a).

Notwithstanding anything to the contrary in Section 15(a)(i) or Section 15(a)(ii) or Section 15(a)(iii) or any other provision of this Agreement, a Change of Control shall not have occurred (or be deemed to have occurred) as a result of the consummation of the transactions contemplated under the Agreement and Plan of Merger dated as of November 18, 2001 by and among Phillips Petroleum Company, CorvettePorsche Corp., Porsche Merger Corp., Corvette Merger Corp., and Conoco Inc. (“Merger Agreement”).

Section 3 shall be amended to add the following subsection (d):

(d)        For purposes of this Section 3, Company shall include its Participating Subsidiaries, where “Participating Subsidiary” is defined as a subsidiary of the Company, of which the Company beneficially owns, directly or indirectly, more than 50% of the aggregate voting power of all outstanding classes and series of stock, where such subsidiary has adopted one or more of the Arrangements and has employed one or more Participants.

The currently existing Attachment II, Individuals Authorized to Act on Behalf of the Company shall be replaced with the accompanying revised Attachment II.

The Trust Agreement is in all other respects ratified and confirmed without amendment. Each of the parties to the Trust Agreement has caused this Amendment to be executed on its behalf by its duly authorized officer, as of this 15th day of January, 2002.

Phillips Petroleum Company		Wachovia Bank, N.A.

By:	/s/ John A. Carrig	By:	/s/ Peter D. Quinn

Title: Senior Vice President &		Title: Senior Vice President
Chief Financial Officer